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                             HORIZONS TECHNOLOGY, INC.
                           1988 AMENDED STOCK OPTION PLAN

1.   PURPOSE

     Under this 1988 Amended Stock Option Plan (the "Plan") of Horizons Technology, Inc., a Delaware corporation (the "Corporation"), options may be granted to eligible employees, consultants and directors to purchase shares of the Corporation's one cent par value common stock ("Capital Stock"). The Plan is designed to enable the Corporation to attract, retain and motivate such persons by providing for or increasing their proprietary interest in the Corporation. The Plan provides for options which qualify as incentive stock options ("Incentive Options") under section 422A of the Internal Revenue Code (the "Code") as well as options which do not so qualify ("Non-incentive Options").

2.   ADMINISTRATION

     a)   THE ADMINISTRATOR

          The Plan shall be administered by the Board of Directors of the Corporation (the "Board"), which at its sole discretion may delegate any or all of its ministerial duties under the Plan to a Stock Option Committee (the "Committee") of not less than three Directors of the Corporation to be appointed by the Board and to serve at the pleasure of the Board. The Board shall fill vacancies on the Committee and may from time to time remove members from or add members to the Committee. The Committee shall act pursuant to a majority vote, or the written consent of the majority of its members, and minutes shall be kept of all of its meetings and copies thereof provided to the Board. The body which is charged herein with the administration of this Plan, be it the Board or the Committee, is hereinafter referred to as the "Administrator."

     b)   AUTHORITY OF THE ADMINISTRATOR

          Subject to the express terms and conditions of the Plan and applicable law, the Administrator shall have full power to determine (i) from among eligible persons those individuals to whom, the time or times, and the price at which options may be granted (ii) the number of shares of stock to be subject to each option and (iii) the terms and conditions of each option that is granted. Subject to the provisions of the Plan, the Administrator shall have authority to construe and interpret the Plan, to promulgate, amend and rescind rules and regulations relating to its administration, to determine the duration and purpose of leaves of absence which may be granted to optionees without constituting termination of their employment for purposes of the Plan, and to make all other determinations necessary or advisable for the Plan's administration. The interpretation and construction by the Administrator of any provisions of the Plan or of any option granted under it shall be final. No member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.


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3.   ELIGIBILITY

     a)   ANNUAL LIMITATION

          Options may be granted on or after January 1, 1987 to any eligible person for shares of any value, provided that the aggregate fair market value (determined at the time each option is granted) of the shares subject to incentive stock options first exercisable by such person in any calendar year under all incentive stock option plans of the Company or any parent or subsidiary of the Company shall not exceed $100,000. Options shall not be granted to any person prior to January 1, 1987 which would otherwise cause the aggregate fair market value (determined at the time each option is granted) of the shares for which options have been granted to such person during the calendar year under all incentive stock option plans of the Company or any parent or subsidiary of the Company to exceed $100,000 plus the "unused limit carryover" referred to in Code Section 422a(b)(8).

     b)   Eligible Employees

          Key employees of the Corporation and its subsidiaries shall be eligible to receive Incentive Options under the Plan. Such persons as well as consultants to and directors of the Corporation are eligible to receive Non-incentive Options. An optionee may hold more than one option. Nothing herein contained shall prevent the grant of an option to a holder of options under any other plan of the Corporation.

4.   STOCK SUBJECT TO THE PLAN

          The stock subject to the options granted under this Plan shall be shares of the Corporation's authorized but unissued or reacquired Capital Stock. Subject to the adjustment as provided in Article 5(g) of this Plan, the total number of shares of Capital Stock which may be purchased through exercise of options granted under this Plan shall be 5,700,000. If any option granted under this Plan shall for any reason terminate or expire, any shares allocated thereto but remaining unpurchased upon such expiration or termination shall again be available for options under the Plan as though no option had been granted with respect to such shares.

5.   TERMS AND CONDITIONS OF OPTIONS

          Options granted hereunder shall be evidenced by agreements between the Corporation and the respective optionees, in such form and substance as the Administrator shall from time to time approve. Such agreements need not be identical, and in each case may include such provisions as the Administrator may determine, but all such agreements shall be subject to and limited by the following terms and conditions:


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     a)   RIGHTS AS A STOCKHOLDER

          An optionee or a transferee of an option shall have no rights as a stockholder with respect to any shares covered by his/her option until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary), whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in article 5(g) hereof.

     b)   NUMBER OF SHARES

          Each option shall state the number of shares to which it pertains.

     c)   OPTION PRICE

          Each option shall state an option price (the "Option Price") which shall not be less than one hundred percent (100%) of the fair market value of the shares of Capital Stock of the Corporation on the date of the granting of the option; provided however, that the Option Price of an Incentive Option shall not be less than 110% of the fair market value of such Capital Stock on the date of the granting of the Incentive Option to an individual then owning (after the application of the family and other attribution rules of Section 425(d) of the
Code) more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary or parent corporation. Such fair market value shall be as determined by the Board of Directors of the Corporation.

     d)   MEDIUM AND TIME OF PAYMENT

          The Option Price shall be paid in full at the time of exercise of the option, in cash, by a good check, by surrender of stock of the Corporation standing in the name of the optionee, held by the optionee for a period of six months or longer, having a fair market value at the time of exercise equal to the Option Price or by any combination of the foregoing.

     e)   TERM AND EXERCISE OF OPTIONS

          No Incentive Option granted under this Plan may be exercised in whole or in part more than ten years after its date of grant, provided, however, that an Incentive Option granted to an individual owning (after the application of the family and other attribution rules of Section 425(d) of the Code), at the time such Incentive Option was granted, more than 10% of the total combined voting power of all classes of stock of the Corporation or any subsidiary or parent corporation shall expire no later than five years from the date the Incentive Option was granted.

          No Non-incentive Option granted under this Plan may be exercised in whole or in part more than eleven years after its date of grant.

          Unless the Administrator specifies a more rapid rate of vesting, each option shall be exercisable to the nearest whole share, in five appropriately equal

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annual installments, with the first installment exercisable after one full year of employment. Unless otherwise determined by the Administrator, each installment may only be exercised, in whole or in part, for the period specified in the optionee's option agreement. At the end of such period, the portion of any installment which has not been exercised shall expire.

     f)   RESTRICTION ON EXERCISE

          An Incentive Option granted prior to August 1, 1988 shall not be exercisable by an optionee to any extent at any time while there is outstanding any Incentive Option which was granted at an earlier time to such optionee by the Corporation, a parent or subsidiary thereof, or a predecessor of any such corporations. For purposes of this rule, any Incentive Option shall be treated as outstanding until such Incentive Option is exercised in full or expires by reason of lapse of time. The foregoing restriction on exercise shall not apply in respect of Incentive Options granted on or after August 1, 1988.

          No option shall be transferable or assignable by the optionee.

     g)   RECAPITALIZATION, REORGANIZATION, MERGER OR CONSOLIDATION

          Subject to any required action by the shareholders of the Corporation, if the outstanding shares of Capital Stock of the Corporation are increased, decreased or exchanged for a different number or kind of securities through reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or like capital adjustment, a proportionate adjustment shall be made in the number, price and kind of shares subject to any outstanding option issued under the Plan. Upon the dissolution or liquidation of the Corporation or upon any reorganization, merger or consolidation in which the Corporation shall not survive or upon a sale of substantially all of the assets or more than eighty percent of the then outstanding stock of the corporation to another corporation, this Plan and each outstanding option shall terminate; provided that in such event (i) each optionee to whom no option has been tendered by the surviving corporation in accordance with all of the terms of provision (ii) immediately below, shall have the right, for a thirty-day period set by the Administrator, to exercise, in whole or in part, any unexpired option or options issued to him, without regard to the installment provisions of
Article 5(e) of the Plan or the installment provision of the optionee's option agreement; or (ii) in its sole and absolute discretion, the surviving corporation may, but shall not be so obligated, tender to any optionee an option or options to purchase shares of the surviving corporation, and such new option or options shall contain such terms and provisions as shall be required substantially to preserve the rights and benefits of any option then outstanding hereunder.

          To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as hereinbefore expressly provided in this Article 5(g), the optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, or the payment of any stock dividend or any other increase or decrease in the number of shares of Capital


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Stock subject to any option shall not be affected by, and no adjustment shall be made by reason of, any dissolution, liquidation, reorganization, merger or consolidation, or any issue by the Corporation of shares of stock of any class, or rights to purchase or subscribe for stock of any class, or securities convertible into shares of stock of any class.

     The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes in its capital or business structures or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets.

     h)   MODIFICATION, ACCELERATION, EXTENSION AND RENEWAL OF OPTIONS

          Subject to the terms and conditions of the Plan and applicable law, the Administrator may modify an option, or once an option is exercisable, accelerate the rate at which it may be exercised, or may extend or renew outstanding options granted under the Plan or accept the surrender of outstanding options (to the extent not theretofore exercised) and authorize the granting of new options in substitution therefore (to the extent not theretofore exercised).

          Notwithstanding the foregoing provisions of this Article 5(h), however, no modification of an option shall, without the consent of the optionee, alter or impair any rights or obligations under an option theretofore granted under the Plan.

     i)   STATE AND FEDERAL SECURITIES REGULATIONS

          Each option shall provide that no exercise of such option shall be effective unless and until (i) all then applicable requirements of state and federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Corporation and its counsel, and (ii) the person exercising the option shall execute and deliver to the Corporation a letter agreement, in such form and substance as the Corporation may require, containing such investment representations and/or other representations and undertakings by the optionee (or his legal representative, heir or legatee) as the Corporation shall in its sole discretion deem necessary or advisable.

     j)   OTHER PROVISIONS

          The option agreements authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the options, as the Administrator shall deem advisable.


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6.   PROVISION OF FINANCIAL INFORMATION TO OPTIONEES

     The Corporation shall, within ninety days after the end of the fiscal year of the Corporation, or as soon as available, deliver to each optionee holding an unexpired option a balance sheet for the Corporation as of the end of such fiscal year and a statement of profit and loss of the Corporation for such fiscal year.

7.   PLAN DURATION

     Subject to shareholder approval within twelve months from the date the Plan is adopted by the Board, options may not be granted more than ten years after the date of the adoption of this Plan by the Board.

8.   AMENDMENT OF THE PLAN

     The Board of Directors of the Corporation may, insofar as permitted by law, from time to time, with respect to any shares at the time not subject to options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever, except that without the approval of the stockholders of the Corporation, no such revision or amendment shall increase the number of shares subject to the Plan, decrease the price at which options may be granted, change the class of persons eligible to receive options under this Plan or otherwise modify the Plan such that it fails to meet the requirements of Rule 16b-3 of the Securities and Exchange Commission for the exemption of the acquisition, cancellation, expiration or surrender of options from the operation of Section 16(b) of the Securities Exchange Act of 1934.

9.   NO OBLIGATION TO EXERCISE OPTION

     The granting of an option shall impose no obligation upon the optionee to exercise such option.


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